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                         SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of
                   the Securities Exchange Act of 1934

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                           Laclede Gas Company
            (Name of Registrant as Specified in Its Charter)

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  [Letter to employee-shareholders on company letterhead]




                              January 17, 2001




Dear Laclede Employee-Shareholder:


     With the Annual Shareholders Meeting now less than a week away, I felt it necessary to give you an update as to the status of Proposal 3, which involves approval of the formation of The Laclede Group as the holding company for Laclede Gas and its subsidiaries. As you are aware, this is a critical step in providing the financial and operational flexibility to help give your company the ability to grow, while maintaining our status as a premier natural gas distribution company.

     Because the issue involves reorganization, it requires approval by at least two-thirds of the outstanding shares.
While the Board of Directors and management recommend a vote "For" Proposal 3, Institutional Shareholder Services recommends a vote "For" Proposal 3 and over 95% of the votes received to date have voted "For" Proposal 3, to date only about 20% of our 401(k) employee-held shares have been voted. Therefore, if you have not voted, please do so as soon as possible by internet (at http://www.umb.com/proxy) or telephone (1-800-758-6973) using the directions on your proxy card. If you have misplaced your proxy card, please call Ms. Kullman at 342-0503 and she will furnish you with the information you need to vote.

     If you have already voted, no further action is needed.

                                    Thank you,

                                    /s/ Douglas H. Yaeger

                                    Douglas H. Yaeger